Exhibits 5 and 23.2

April 30, 2008

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Ladies and Gentlemen:

You have requested me, as Secretary and Deputy General Counsel of Legg Mason, Inc., a Maryland corporation (the “Company”), to render my opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) for the registration of the Company’s 2.50% Senior Convertible Notes due 2015 (the “Notes”), and shares of the Company’s Common Stock, par value $0.10 per share issuable upon conversion of the Notes (“Common Stock”), that were originally issued pursuant to a Note Purchase Agreement dated as of January 14, 2008, as amended January 30, 2008, by and among Legg Mason, KKR I-L Limited, Credit Suisse International and HSBC Bank USA, National Association, and, for limited purposes, Kohlberg Kravis Roberts & Co. L.P. The Notes and the Common Stock are being registered on behalf of the selling securityholders.

In my capacity as Deputy General Counsel of the Company, I have examined and relied upon the information set forth in the Registration Statement and the originals, or copies identified to my satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as I have deemed necessary as a basis for the opinion hereinafter expressed. In my examinations, I have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to me and the conformity to authentic originals of all documents submitted to me as copies.

My opinion set forth herein is limited to the Maryland General Corporation Law, and I do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing, I am of the opinion that the Notes have been duly authorized by the Company and the Common Stock have been duly authorized by the Company and, upon issuance upon the conversion of the Notes, will be validly issued and fully paid and non-assessable.

I am furnishing this opinion solely for your benefit. This opinion may not be relied upon by any other person without my express written consent. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the related prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Thomas C. Merchant
Thomas C. Merchant Secretary and Deputy General Counsel